April 18, 1995


FIserv, Inc.
255 FIserv Drive
Brookfield, WI 53045

FIserv, Inc.
Registration Statement on Form S-3

Dear Sirs:

          I have acted as counsel to FIserv, Inc., a Wisconsin corporation ("FIserv"), in connection with its Registration Statement on Form S-3 (the "Registration Statement"), filed under the Securities Act of 1933 (the "Act"), relating to the proposed resales of up to 1,033,900 shares of its Common Stock, $.01 par value (the "Shares"), by certain Selling Stockholders following consummation of the proposed acquisition (the "Acquisition") by FIserv of all the outstanding capital stock of Information Technology, Inc.

          In that connection, I have examined originals, or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including the Articles of Incorporation, as amended, and By-Laws, as amended, of FIserv.

          Based upon the foregoing, I am of the opinion that:

          1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Wisconsin.

          2. The Shares have been duly authorized and, upon consummation of the Acquisition, will be validly issued and fully paid and nonassessable.

          I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me under "Legal Matters" in the Prospectus comprising a part of the Registration Statement. By giving the foregoing consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

CHARLES W. SPRAGUE

Charles W. Sprague
Executive Vice President,
General Counsel and Secretary